Exhibit 4.2

                         MSC INDUSTRIAL DIRECT CO., INC.
                          ASSOCIATE STOCK PURCHASE PLAN

The following are the provisions of the MSC Industrial Direct Co., Inc. Associate Stock Purchase Plan (the "Plan").

1. Purpose.

      The purpose of the Plan is to provide Associates of MSC Industrial Direct Co., Inc. (the "Company") and its Subsidiaries with an opportunity to purchase shares of the Company's Class A Common Stock. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan will be construed so as to extend and limit participation consistent with the requirements of the Code.

2. Definitions.


      a) "Associate" shall mean any person, including an officer, who is customarily employed by the Company or one of its Designated Subsidiaries, for at least twenty (20) hours per week and more than five (5) months in a calendar year.

      b)    "Board" shall mean the Board of Directors of the Company.

      c) "Class A Common Stock" shall mean the Class A Common Stock, $.001 par value, of the Company.

      d)    "Code" shall mean the Internal Revenue Code of 1986, as amended.

      e)    "Company" shall mean MSC Industrial Direct Co., Inc.

      f) "Compensation" shall mean all regular straight time gross earnings and commissions, and shall include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

      g) "Continuous Status as an Associate" shall mean the absence of any interruption or termination of service as an Associate. Continuous Status as an Associate shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or a Subsidiary, provided that such leave is for a period of not more than 90 days or re-employment upon the expiration of such leave is guaranteed by contract or statute.

      h) "Contributions" shall mean all amounts credited to the account of a participant pursuant to the Plan.

      i) "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board in its sole discretion as eligible to participate in the Plan.

      j) "Exercise Date" shall mean the last business day of each Offering Period of the Plan.

      k) "Fair Market Value" shall mean as of any Offering Date (i) the closing sale price of the Class A Common Stock on the New York Stock Exchange on the business day immediately preceding such Offering Date or (ii) if there is no sale of the Class A Common Stock on such Exchange on such business day, the average of the bid and asked prices on such Exchange at the close of the market on such business day.

      l) "Offering Date" shall mean the first day of each Offering Period of the Plan.

      m) "Offering Period" shall mean a period of three (3) months commencing on the following dates of each year except as otherwise determined by the Company:

            i)    November 1,
            ii)   February 1,
            iii)  May 1, and
            iv)   August 1.

      n) "Purchase Price" shall mean 85% of the Fair Market Value of the Class A Common Stock as of the Offering Date.

      o) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

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3. Eligibility.

      a) Any person who has been an Associate for thirty-one (31) days as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5 and the limitations imposed by Section 423(b) of the Code.

      b)    An Associate shall not be granted an option under the Plan, if:

            i) immediately after the grant, the Associate (or any other person whose stock would be attributed to such Associate pursuant to Section 424(d) of the Code) would own shares and/or hold outstanding options to purchase shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company; or

            ii) the rate of withholding under such option would permit the Associate's rights to purchase shares under all "employee stock purchase plans" (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue (i.e., become exercisable) at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of Fair Market Value of such shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods.

      a) The Plan shall be implemented by consecutive Offering Periods with a new Offering Period to begin on or about November 1, February 1, May 1 and August 1 of each year (or at such other time or times as may be determined by the Board). The first Offering Period shall begin on November 1, 1998.

      b) The Board will have the power to change the duration and/or the frequency of an Offering Period with respect to any future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

5. Participation.

      a) An Associate will become a participant in the Plan when the Associate completes a subscription agreement provided by the Company, determines a percentage, between one percent (1%) and fifteen percent (15%) of such Associate's Compensation, to be withheld as a payroll deduction and paid as his or her Contribution to the Plan, and submits the subscription agreement to the payroll office prior to the applicable Offering Date. Once enrolled, the Associate shall remain enrolled in each subsequent Offering Period of the Plan at the designated payroll deduction unless the Associate withdraws by providing the Company with a written notice of withdrawal or files a new subscription agreement prior to the applicable Offering Date changing the Associate's designated payroll deduction.

      b) Payroll deductions begin on the first payroll date during the applicable Offering Period and end on the last payroll date on or prior to the Exercise Date of the Offering Period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in Section 10.

6. Method of Payment of Contributions.

      a) Payroll deductions shall be made on each payroll date during the Offering Period in an amount between one percent (1%) and fifteen percent (15%) (in whole number increments) of a participant's Compensation on each such payroll date.

      b) All payroll deductions made by a participant will be credited to his or her account under the Plan.

      c)    A participant may not make any additional payments into the account.

      d) A participant may discontinue his or her participation in the Plan as provided in Section 10, or may change the rate of his or her payroll deduction during an Offering Period by completing and filing with the Company a new authorization for payroll deduction, provided that the Board may, in its discretion, impose reasonable and uniform restrictions on a participant's ability to change the rate of payroll deductions. The change in rate shall be effective no later than fifteen (15) days following the Company's receipt of the new authorization. A participant may decrease or increase the amount of his or her payroll deductions as of the beginning of an Offering Period by completing and filing with the Company, at least fifteen
            (15) days prior to the beginning of such Offering Period, a new payroll deduction authorization.

      e) Notwithstanding the foregoing, to the extent necessary, but only to such extent, to comply with Section 423(b)(8) of the Code and
            Section 3(b) herein, a participant's payroll deductions may be automatically


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

            decreased to zero percent (0%) at any time during any Offering Period. Payroll deductions shall commence at the rate provided in such participant's subscription agreement at the beginning of the next succeeding Offering Period, unless terminated by the participant as provided in Section 10.

7. Grant of Option.

      a) An eligible Associate participating in an Offering Period may purchase shares of the Company's Class A Common Stock on the Exercise Date with the Contributions accumulated on or prior to such Exercise Date.

      b) The number of shares to be purchased on the Exercise Date shall be determined by dividing the Purchase Price into the Contributions accumulated in the participant's account as of the Exercise Date.

      c) The maximum number of shares of the Class A Common Stock which may be purchased during each Offering Period by a participant shall not exceed 5,000 shares, and the purchase is subject to the limitations set forth in Section 3(b) and 12.

8. Exercise of Option.

      a) Unless a participant withdraws from the Plan as provided in Section 10, the Associate's option for the purchase of shares will be exercised automatically on the Exercise Date of each Offering Period.

      b) The maximum number of shares will be determined based on the Purchase Price and the accumulated Contributions in the participant's account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account and applied to the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in
            Section 10 hereof.

      c) The shares purchased will be issued to the participant as promptly as practicable after the Exercise Date.

      d) The option to purchase shares hereunder is exercisable only by the participant.

9. Delivery.

      As promptly as practicable after the Exercise Date of each Offering Period, the Company shall arrange the delivery of shares to each participant by means of direct deposit into the participant's brokerage account.

10. Voluntary Withdrawal; Termination of Employment.

      a) A participant may withdraw all, but not less than all, of the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to an Exercise Date by giving written notice to the Company on a form provided for such purpose. If the participant withdraws from an Offering Period, all of the participant's payroll deductions credited to his or her account will be paid to the participant as promptly as practicable after receipt of the notice of withdrawal, his or her option for such Offering Period will be automatically canceled, and no further payroll deductions for the purchase of shares will be made during such Offering Period or subsequent Offering Periods, except pursuant to a new subscription agreement filed in accordance with Section 5 hereof.

      b) Upon termination of the participant's Continuous Status as an Associate prior to an Exercise Date of an Offering Period for any reason, including retirement or death, the payroll deductions accumulated in his or her account will be returned to him or her as promptly as practicable after such termination or, in the case of death, to the person or persons entitled thereto under Section 14, his or her option will be automatically canceled and he or she will be deemed to have elected to withdraw from the Plan.

      c) A participant's withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan that may hereafter be adopted by the Company.

11. Interest.

      No interest shall accrue on the Contributions of a participant in the Plan.


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

12. Stock.

      a) The maximum number of shares of the Company's Class A Common Stock made available for sale under the Plan is 500,000 and is subject to adjustment upon changes in the capitalization of the Company.

      b) If the total number of shares subject to options granted exceeds the number of shares available under the Plan, the Company will make a pro rata allocation of the shares remaining available for option grant in a practical and equitable manner. A written notice will be distributed to each Associate stating the reduction of the number of shares due to the adjustment and the corresponding reduction in the Contribution.

      c) The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

      d) Shares to be delivered to a participant under the Plan will be registered in the name of the participant.

13. Administration.

      The Board, or a committee appointed by the Board, will:

      a) Supervise and administer the Plan and will have full power to adopt, amend and rescind any rules deemed desirable and appropriate and consistent for the administration of the Plan.

      b) Construe and interpret the Plan in its sole and absolute discretion, and make all other determinations necessary or advisable for the administration of the Plan.

14. Designation of Beneficiary.

      a) A participant may file a written designation of a beneficiary who is to receive cash, if any, from the participant's account under the Plan in the event of such participant's death.

      b) Designation of a beneficiary may be changed by the participant at any time by written notice.

      c) In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company will deliver the cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), then the Company, in its discretion, may deliver the cash to the spouse or to any one or more dependents or relatives of the participant.

15. Transferability.

      a) Neither Contributions credited to a participant's account nor any rights with regard to an option to purchase shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (except as provided in Section 14).

      b) Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with
            Section 10.

16. Use of Funds.

      All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17. Reports.

      An individual Account Statement will be given to participating Associates promptly following each Exercise Date. The Account Statement will report:

      a)    amount of Contributions,
      b)    per share Purchase Price,
      c)    number of shares purchased, and
      d)    remaining cash balance (if any).


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

18. Adjustments Upon Changes in Capitalization; Corporate Transactions.

      a) In the event that a dividend shall be declared upon the Class A Common Stock payable in shares of Class A Common Stock, the number of shares of Class A Common Stock then subject to any option and the number of shares of Class A Common Stock which may be purchased upon the exercise of options granted under the Plan but not yet covered by an option shall be adjusted by adding to each share the number of shares which would be distributed thereon if such shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend. In the event that the outstanding shares of Class A Common Stock shall be changed into or exchanged for a different number or kind of share of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then, there shall be substituted for each share of Class A Common Stock then subject to any option and for each share of Class A Common Stock which may be purchased upon the exercise of options granted under the Plan but not yet covered by an option, the number and kind of shares of stock or other securities into which each outstanding share of Class A Common Stock shall be so changed or for which each such share shall be exchanged.

      b) In the event that there shall be any change, other than as specified in the first paragraph of Section 18(a) hereof, in the number or kind of outstanding shares of Class A Common Stock, or of any stock or other securities into which the Class A Common Stock shall have been changed, or for which it shall have been exchanged, then, if the Board shall, in it sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares then subject to any option and the number or kind of shares available for issuance in accordance with the provisions of the Plan but not yet covered by an option, such adjustment shall be made by the Board and shall be effective and binding for all purposes of the Plan and of each option.

      c) In the case of any substitution or adjustment in accordance with the provisions of this Section 18, the option price in each option for each share covered thereby prior to such substitution or adjustment shall be the option price for all shares of stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted in accordance with the provisions of this Section 18.

      d) No adjustment or substitution provided for this Section 18 shall require the Company to issue a fractional share under any option.

      e) In the event of dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, the Board, in its discretion, may accelerate the exercise of each option and/or terminate the same within a reasonable time thereafter.

19. Amendment or Termination.

      The Board may at any time terminate or amend the Plan in whole or part. Except as provided in this Section 19, no such termination may affect options to purchase shares previously granted, nor may an amendment make any change in any option which has been granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such manner as required.

20. Notices.

      All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares.

      a) Shares shall not be issued with respect to an option to purchase, unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed.

      b) As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment


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

            and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

      C) Each participant agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two (2) years after the date of grant of the option pursuant to which such shares were purchased.

22. Term of Plan; Effective Date.

      The Plan shall become effective November 1, 1998. Continuance of the Plan shall be subject to approval by the shareholders of the Company no later than January 31, 1999. Such shareholder approval shall be obtained in the manner required under the New York Business Corporation Law. The Plan shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19.


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